UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016 (July 15, 2016)

IMMUNE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 940, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9310

N/A
(Former name or former address, if changed since last report.)

With Copies to:

Richard A. Friedman, Esq.

Andrea Cataneo, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 15, 2016, the Board of Directors (the “Board”) of Immune Pharmaceuticals Inc. (the “Company”) approved and the Company issued a $350,000 Promissory Note to Monica Luchi, the Company’s Chief Medical Officer (the “Luchi Note”). Also on July 15, 2016, the Board approved the issuance of a $300,000 Promissory Note to Daniel Kazado, the Chairman of the Board (the “Kazado Note”). On June 24, 2016, the Board approved and the Company issued a $356,250 Promissory Note to Daniel G. Teper, the Company’s Chief Executive Officer and a director (the “Teper Note” and, together with the Luchi Note and the Kazado Note, the “Notes”).

Each Note bears interest at a rate of 5% per year and shall mature one year from the date of issue. The outstanding balance of each Note may be repaid in cash or, at the option of either party, converted into shares of the Company’s common stock at a conversion rate equal to the closing price of the common stock on The Nasdaq Capital Market on the date of Board approval of such Note. The Teper Note has a conversion rate of $0.38 per share, the Luchi and Kazado Notes have a conversion rate of $0.45 per share. The Notes may be prepaid without penalty. Each Promissory Note’s outstanding principal and interest must be repaid upon demand following a five day cure period upon the occurrence of a bankruptcy not dismissed within 30 days of filing, liquidation or dissolution of the Company.

The foregoing description of the Notes is qualified in its entirety by the Form of Note, which is filed as exhibit 10.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Daniel G. Teper
Name:	Daniel G. Teper
Title:	Chief Executive Officer

Date: July 19, 2016